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                                                                 EXHIBIT 10.31


Tom Thompson
President
Chief Operating Officer


February 20, 1997


Mr. William M. Thiesen
Chairman and Chief Executive Officer
GB Foods Corporation
23 Corporate Plaza, #246
Newport Beach, CA 92660

Dear Willy:

As of May 30, 1995, Carl Karcher Enterprises, Inc. ("Carl"), CKE Restaurants, Inc. ("CKE") and GB Foods Corporation ("GBFC") entered into a Carl's Jr./Green Burrito Settlement and Development Agreement (the "Agreement"). There subsequently have arisen certain questions about store conversions under
Section 1 of the Agreement. In addition, there has arisen a difference of opinion on the interpretation of Section 9 of the Agreement with respect to certain proposed actions by CKE.

As we have discussed, we both believe that it is in our mutual best interest to resolve these matters and "reset" the conversion obligations of Carl and CKE under the Agreement as hereinafter provided. Accordingly, Carl, CKE and GBFC agree as follows:

1. Notwithstanding our dispute with respect to Section 9 of the Agreement and without prejudice to either side's position, the parties hereby modify and amend the Agreement to the extent necessary, if any, to permit Carl or CKE (or any of its franchisees or affiliates) to feature Carl's Jr. products in any Taco Bueno restaurant now owned by Carl or CKE in Texas, or hereafter established by Carl or CKE (or any of its franchisees or affiliates) in Texas. Accordingly, the combination of Carl's Jr. with Taco Bueno restaurants in Texas shall not be deemed by GBFC to be a violation of Section 9 of the Agreement.

2. Notwithstanding Section 1 of the Agreement, the parties hereby modify and amend the Agreement to the extent necessary to provide that for each of the four fiscal years in the period March 1, 1997 through February 28, 2001, Carl will convert a minimum of sixty (60) Carl's Jr. locations, all without regard to subparts (i) through (v) of Section 1A of the Agreement, which subparts are hereby deleted. At least fifty (50) of the conversions shall be company-owned Carl's Jr. locations, and Carl may fill the remaining ten (10) with either company-owned or franchisee Carl's Jr. locations. GBFC hereby acknowledges and agrees that all of Carl's and CKE's obligations under Section 1 of the Agreement have been fully satisfied through February 28, 1997.

Except as otherwise amended hereby, the provisions of the Agreement will remain in full force and effect.

If you agree to the above, please so indicate in the space provided below and return one copy to me.

Carl Karcher Enterprises, Inc.                  CKE Restaurants, Inc.

By:  /s/ C. Thomas Thompson                     By:    /s/  C. Thomas Thompson
   --------------------------                      -----------------------------

Accepted and Agreed:         GB Foods Corporation


                             By:  /s/  William M. Thiesen, President
                                -------------------------------------